News Release
PROLOGIS ACQUIRES INDUSTRIAL BUSINESS OF
EUROPEAN DEVELOPER PARKRIDGE
— Land Owned and Under Option Will Support in Excess of $3 Billion of New Development —
— Acquisition Includes 25 Percent Stake in Parkridge’s Mixed-use and Retail Warehousing
Development Business —
— Combined Transactions Valued at $1.03 Billion in Cash and Stock —
Denver, Colo. — February 12, 2007 — ProLogis (NYSE: PLD), the world’s largest owner, manager and developer of distribution facilities, announced today that it has acquired the industrial development business of Parkridge, a leading European developer of distribution centers. The total consideration for Parkridge is approximately £298 million ($581 million) in cash and ProLogis common shares.
The transaction combines two of the most experienced teams of European industrial real estate professionals and gives ProLogis ownership of a variety of high-quality assets across Europe, including:
•	An industrial land bank in the United Kingdom comprising more than 800 acres that can support 14 to 15 million square feet of new development, with estimated value at completion in excess of $2.25 billion;

•	Astral, Parkridge’s UK logistics development business, which has 10 industrial projects under construction, totaling approximately 5.2 million square feet;

•	Recently launched operations in Western Europe focused on new industrial development in Belgium, France, Germany, Italy, Luxembourg, The Netherlands and Spain;

•	Parkridge’s 50 percent interest in a Central European logistics development joint venture that controls land positions supporting over 5.2 million square feet of industrial space and has an additional 4.5 million square feet under construction. Combined, these facilities will have an estimated value of more than $650 million at full build out. The venture also owns 5.6 million square feet of existing warehouse facilities.
In a separate transaction, Parkridge’s JV partner has agreed to sell its 50 percent interest in the Central European joint venture to ProLogis for €345 million ($449 million), including €246 million ($320 million) of debt to be paid down at closing.
The existing industrial properties, as well as those that are developed on land positions acquired in the transaction, are expected to be contributed by ProLogis to a ProLogis property fund.

“This transaction further extends our leadership position as the largest provider of distribution facilities in Europe,” said Jeffrey H. Schwartz, ProLogis chief executive officer. “It enables us to expand our presence in existing and target markets through acquisition of one of our top competitors in European industrial development. Additionally, it strengthens our land bank in Central Europe and the UK, while enhancing our team with some of the industry’s top real estate professionals. We look forward to integrating the two organizations and to the long-term value the acquisition will create for our company.”
As part of the transaction, ProLogis has also acquired a 25 percent interest in Parkridge’s non-industrial real estate operations. Those operations include two mixed-use development projects in the UK; a retail warehousing development business focused on markets in the UK, France and Spain; and a rapidly expanding retail development businesses in Central Europe.
“I am delighted that our excellent warehouse development and investment business is to be consolidated into ProLogis — a company that I consider to be best in class,” said John Cutts, chairman of Parkridge. “The remainder of the Parkridge business, including retail, retail warehousing, offices and leisure, will benefit greatly from the equity provided by the transaction, and we look forward to a period of strong growth across Europe.”
Cutts will join ProLogis as vice chairman of Europe while continuing to focus on his role as chairman and chief executive officer of Parkridge Retail. “John’s track record of success in the UK and Central European real estate markets speaks for itself,” Schwartz said. “The leadership, experience and industry-wide relationships he brings to ProLogis will be of enormous value as we continue building our business. In addition, John will serve as a valuable source of counsel and strategic assistance to Gary Anderson, ProLogis’ Europe president and chief operating officer.
“Mixed-use and big-box retail are both complementary to our business, as we serve many of the same customers and will leverage our global development expertise,” Schwartz said. “ProLogis already has extensive development experience with both property types in the UK and North America. This investment will allow us to participate in the continued growth of these sectors across a broader range of European markets, without the need to commit a significant amount of management’s time. Through this investment, we will benefit from teaming up with a leading developer in Europe.”
ProLogis will pay approximately £227 million ($443 million) for Parkridge’s industrial business, net of a £50 million ($98 million) earn-out tied to the timing of pending land entitlements in the UK. The total consideration for the Parkridge industrial business includes a 25.4 percent cash component and 74.6 percent in ProLogis common shares. The purchase price for investment in Parkridge’s retail business is approximately £71 million ($138 million) to be paid in cash. Cash consideration for both the Parkridge transaction and acquisition of the JV partner’s interest will be funded from ProLogis’ existing lines of credit and a new $600 million multi-currency term loan.
ProLogis expects to retain 23 Parkridge associates currently employed in the industrial development business, who will join ProLogis’ offices in those markets. Those engaged in the retail business will remain employees of Parkridge’s retail operations. The transaction is expected to be modestly dilutive to earnings in the first year, due to mark-to-market accounting treatment of Parkridge’s acquired assets and the fact that many of Parkridge’s current development projects will still be under construction. The transaction does not alter ProLogis’ previous guidance for 2007 funds from operations.
“Organizationally, we will reap immediate benefits as a result of this transaction, and we expect it to be additive to earnings beginning in 2008,” Schwartz said. “More importantly, it offers the potential for tremendous value creation over the long term and further positions the company as the undisputed leader in Europe in our industry.”

About ProLogis
ProLogis is the world’s largest owner, manager and developer of distribution facilities, with operations in 80 markets across North America, Europe and Asia. The company has $26.7 billion of assets owned, managed and under development, comprising 422.0 million square feet (39.2 million square meters) in 2,466 properties as of December 31, 2006. ProLogis’ customers include manufacturers, retailers, transportation companies, third-party logistics providers and other enterprises with large-scale distribution needs. Headquartered in Denver, Colorado, ProLogis employs more than 1,250 people worldwide.
About Parkridge
Parkridge is a private development company and encompasses several corporate activities focused on individual sectors of the property development and investment market. From offices in UK, Poland, France, Germany, Italy, Russia, Spain, Hungary and Luxembourg, Parkridge’s activities include industrial warehousing, logistics parks, retail warehousing, shopping centres, mixed use schemes, residential and leisure developments.
For ProLogis

Investor Relations	Media	Financial Media
Melissa Marsden	Arthur Hodges	Suzanne Dawson
303-567-5622	303-567-5667	Linden Alschuler & Kaplan, Inc
mmarsden@prologis.com	media@prologis.com	212-329-1420
sdawson@lakpr.com
For Parkridge
Emma Anderson
0121 745 0700
eanderson@parkridgeholdings.com